Exhibit 23.2

Consent of Independent Accountants

We have issued our report dated October 30, 2020 with respect to the consolidated financial statements of Vincent Group plc included in the Registration Statement of GAN Limited on Form F-1, as amended (File No. 333- 251163), which are incorporated by reference in this Registration Statement on Form F-1. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts” in the prospectus incorporated by reference in this Registration Statement.

/s/ Grant Thornton Limited

Grant Thornton Limited

Birkirkara, Malta

December 16, 2020